Exhibit 5.3

June 18, 2025 South Bow Corporation 707 5 Street SW, Suite 900 Calgary, Alberta, Canada, T2P 1V8

Ladies and Gentlemen:

We hereby consent to the references to this firm under the captions “Legal Matters”, “Interests of Experts” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 of South Bow Corporation filed with the U.S. Securities and Exchange Commission on June 18, 2025.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ White & Case LLP

White & Case LLP